EXHIBIT 4.6

                             Self/help technologies
                             Letter of Understanding
                             Startup Equity Program

To: Ms. Donna De Cunzo
From: Self/help technologies
Subject: Startup Equity Program

Beginning Date: May 1, 1996

Projects to be completed under Startup Equity Program
 ......................................Development of the meal plans, recipes, shopping list and other items related to the Company's Practi/cal and other programs.

Stock Option Compensation .......................Option to purchase 35,000 shares of Self/help technologies at $.01 per share to be vested at 1/12 each month for 12 months in exchange for project work.

Salary: $65,000 (Subject to the terms and conditions of the Startup Equity Program & pending completion of private placement financing) The Company plans to provide medical coverage for all employees.

Title: As an employee, the title for the position will be Director of Nutritional Services

                         Terms and Conditions of Program

The Company is offering a Startup Equity Program whereby certain professionals (consultants) with specific skills required by the Company to complete development and begin marketing of it's product will be given the option to purchase founding shares in the Company in exchange for services provided by these individuals. This program will be limited to seven professional consultants. The cost of these shares will be $.01 each. The amount of shares allocated to each consultant will be based upon the consultants experience and the potential value of the consultants contribution, as agreed upon between the Company and the consultant. The option, and any stock acquired on the basis of the option will be consider full compensation for the services provided by the consultant. It should be clear to each consultant that the option, and the underlying stock of the Company has no market at this time, and for all practical purposes has no value, and will continue to have no value until the company completes development of it's product, completes a private placement of stock and creates a public market for it's stock via a public offering.

The purpose of the Startup Equity program is to conserve the cash of the company in advance of a planned private placement of stock to be completed in approximately six months. It is the intent of the Company to follow the private placement with a public offering. The Company cannot guarantee that it will be successful in securing private placement or public offering funds in the expected time period, or at all. The conditions of the market, failure on the part of

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the Company to reach it's goals and any number of other factors may prevent the
Company from securing funds to continue operations. Should the Company fail in it's attempt to secure funds to continue operations the stock in the Company will have no value and the Company may cease operations.

The stock option offered to an individual will vest at the rate of 8.33% per month over a period of 12 months. During this period the Company may terminate the working relationship with the consultant for cause, or the individual may cease work for any reason. At the time of termination the stock option will be adjusted to reflect the total due the consultant for the weeks or partial weeks he/she was associated with the Company. The option will be for a term of 10 years.

The capitalization of the Company is planned to develop as follows, although there can be no assurance that this plan can be completed on time, or at all, or that the total number of shares of the Company will be as stated. An increase in the number of shares planned, if significant, would dilute the value of the shares allocated to the consultant. Market conditions, the progress of the Company and other factors can and will affect the number of shares required to complete the Company's financing. Approximately 7.0 million shares are planned of which approximately 33% will be allocated for the private placement and 33% for the public offering. The balance of the shares will be retained by the Company and management to insure effective control in the operation of the business.

The consultant should be aware that, in the opinion of the Company, once a public market for the Company's stock exists, should the consultant exercise the option to purchase the stock the difference between the option price and the value of the stock will be considered income. Any gain in value between the time the consultant exercises the option and the time the stock is sold will be considered capital gain.

In the event the Company is sold the holders of stock will receive their pro-rata share of the purchase.

Consultants participating in the Startup Equity Program will be offered positions at the Company when the private placement financing is completed to fund the Company through the development stage. This offer will be specific as to the position and salary but may be modified by the Company based upon performance of the consultant during the Startup Equity Program period. A consultant who becomes an employee of the Company will be considered to be part of the original management team and eligible for stock options and other Company benefits.

As part of the Startup Equity Program the Company has made available to the consultant a Business Plan and a Market Research Report that includes financial and other projections for the business. The Business Plan and Market Research Report should be used by the consultant as the primary basis for participation in the Program. The Company believes the market research and business plan accurately reflect the prospects for the Company and has used it's best efforts in the preparation of the materials, however, there can be no assurance that the Company will be successful in implementing it's plan or that the financial projections will be


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realized. Should the Company fail to reach the objectives outlined in the plan the value of the Company and it's stock will be affected materially, or the Company may not reach sufficient sales or profit levels to continue operations.

The consultant should consider that valuations placed on companies can vary greatly depending upon the markets expectation of sales and profits at a point in the future. Many factors can effect projections including competition, interest rates, stock market conditions and a number of other factors. While the Company has spent a great deal of time researching and developing it's business plan and financial projections there can be no certainty that these projections are in fact realistic, given the number of factors that can influence the projections both negatively and positively.

The Company encourages the consultant to seek professional advice regarding the merits and terms and conditions of this Startup Equity Program and to fully investigate the Company and the background of it's founder David R. Humble prior to providing consulting services in exchange for equity under this program.

This offer to participate in the Startup Equity Program represents the entire offer and any other consideration for consulting work provided to the Company must be in writing.

Accepted: /s/ Donna DeCunzo                                     Date 6/12/96
          -----------------------------------                        -------


/s/ David Humble                                                Date 6/12/96
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Self/help technologies

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

                                   eDiets.com
                                Stock Option Plan

To: Ms. Donna De Cunzo
From: eDiets.com
Subject: Stock Option Plan (Revised April 24, 1999)

Beginning Date: May 1,1996

Projects to be completed under Stock Option Plan
 ................................Development of the meal plans, recipes, shopping list and other items related to the Company's Practi/cal and other programs.

Stock Option Compensation .......................Option to purchase 35,000 shares of the Company's stock at $.01 per share to be vested at 1/12 each month for 12 months in exchange for project work. An addition option to purchase 80,000 additional shares under the same terms and conditions is granted, with vesting to begin retroactive to January 1, 1999, bringing the total options to 115,000.

Salary: $90,000 (Subject to the terms and conditions of the Stock Option Plan & pending completion of a second stage financing from outside sources) The Company plans to provide medical coverage for all employees in the first quarter of 1999. In addition, the Company will pay all professional license and registration fees associated with maintaining your status as a registered and licensed dietitian.

Title: As an employee, the title for the position will be Director of Nutritional Services.

                              Terms and Conditions

The Company is offering a Stock Option Plan whereby certain professionals, employees and consultants with specific skills required by the Company to complete development and begin marketing of its product will be given the option to purchase shares in the Company. The cost to exercise each share will be $.01. The amount of shares allocated to each employee will be based upon the employee's experience, and the potential value of the employee's contribution to the business. It should be clear to each employee that the option, and the underlying stock of the Company has no market at this time, and for all practical purposes has no value, and will continue to have no value until the company creates a public market for its stock.

The purpose of the Stock Option Plan is to provide an incentive to the employee, and to insure the employee's confidentiality. It is the intent of the Company to complete a public offering as soon as revenues and profits reach an acceptable level. The Company cannot guarantee that it will be successful in arranging for a public offering within a reasonable time period, or at all. The conditions of the market, failure on the part of the Company to reach its goals and any number of other factors may prevent the Company from securing funds to continue operations. Should the Company fail in it's attempt to secure funds to continue operations the stock in the Company will have no value and the Company may cease operations.

The stock option offered to an employee will vest at the rate of 8.33% per month until vested. During this period the Company may terminate the working relationship with the employee for any reason, or the individual may cease work for any reason. At the time of termination the stock option will be adjusted to reflect the total due the consultant for the weeks or partial weeks he/she was associated with the Company. The option will be for a term of five years. In exchange for the option, the employee agreeds to hold all information regarding the Company's products and services confidential, and shall not transmit any information regarding the Company's products, services and operations to others whether in the form of written or verbal communications. In addition, the employee agrees not to compete directly with the Company in any way in the field of Internet diet and nutrition programs for a period of one year from the time of seperation from the Company.

The capitalization of the Company is planned to develop as follows, although there can be no assurance that this plan can be completed on time, or at all, or that the total number of shares of the Company will be as stated. An increase in the number of shares planned, if significant, would dilute the value of the shares allocated to the all employees. Market conditions, the progress of the Company and other factors can and will affect the number of shares required to complete the Company's financing. This stock option grant is based on the total shares of the Company totaling 7.0 million shares prior to any financings by the Company subsequent to January 1, 1999.

In the event the Company is sold the holders of stock will receive their pro-ratashare of the purchase after deducting any commissions, legal and other closing costs.

The employee should consider that valuations placed on companies can vary greatly depending upon the markets expectation of sales and profits at a point in the future. Many factors can effect projections including competition, interest rates, stock market conditions and a number of other factors. While the Company has spent a great deal of time researching and developing its business plan and financial projections there can be no certainty that these projections are in fact realistic, given the number of factors that can influence the projections both negatively and positively.

The Company encourages the employee to seek professional advice regarding the merits and terms and conditions of this plan and to fully investigate the Company and the background of its founder David R. Humble prior to agreeing to this plan.

This offer to participate in the Company's Stock Option Plan represents the entire offer and any other consideration for consulting work provided to the Company must be in writing.

Accepted: /s/ Donna DeCunzo                                   Date: 5/17/99
          -------------------------------------------               -------

/s/ David Humble                                              Date: 5/13/99
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
                                 ASSIGNMENT FORM

             (To be executed by the registered holder if such holder
                 desires to transfer the Warrant Certificate).

                  FOR VALUE RECEIVED ______________________________ hereby
assigned and transfers unto ______________________________ (Please print name and address of transferee) the right to purchase common stock of eDiets.com, Inc. represented by this Option to the extent of _______________ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint , Attorney, to transfer the same on the books of the Company, with full power of substitution in the premises,

Dated: ______________________________       Signature:
                                            ____________________________________
                                            (Signature must conform in all
                                            respects to name of holder as
                                            specified on the face of the
                                            option Certifcate.)

*Signature Guaranteed:

-----------------------------

------------------------------

------------------------------
(Insert Social Security or other
Identifying number of Holder)

*In case of assignment, the holder's signature must be guaranteed by a commercial bank or trust company in New York or a member of the New York or American Stock Exchange.

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